--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           -------------------------

                       PRE-EFFECTIVE AMENDMENT NUMBER 2
                                      TO

                                   FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           -------------------------

                                LEGG MASON, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           MARYLAND                                              52-1200960
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                           -------------------------

                            111 South Calvert Street
                           Baltimore, Maryland 21202
                                 (410) 539-0000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           -------------------------

                               Theodore S. Kaplan
                   Senior Vice President and General Counsel
                                Legg Mason, Inc.
                            111 South Calvert Street
                           Baltimore, Maryland 21202
                                 (410) 539-0000
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                                    Copy to:

  James M. Asher, Esq.                            Phyllis G. Korff, Esq.
     Rogers & Wells                        Skadden, Arps, Slate, Meagher & Flom
    200 Park Avenue                                  919 Third Avenue
New York, New York 10166                         New York, New York 10022
      212-878-8000                                     212-735-3000

                           -------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.
[ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [x]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
      Title of Each Class of Securities         Amount to be     Proposed Maximum              Proposed             Amount of
              to be Registered                 Registered (1)     Aggregate Price              Maximum              Registrat-
                                                                   Per Unit (2)               Aggregate              ion Fee
                                                                                          Offering Price (2)
------------------------------------------------------------------------------------------------------------------------------------
  Debt Securities, Convertible Debt             $150,000,000           100%                  $150,000,000            $51,724
  Securities and Common Stock, $.10 par
  value (3)
====================================================================================================================================

(1) In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies.

(2) Estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.
(3) Also includes such indeterminate number of shares of Common Stock as may be issued solely upon conversion of any Convertible Debt Securities; and also relates to offers and sales of Debt Securities in connection with the broker-dealer business conducted by and through affiliates of the Registrant, including Legg Mason Wood Walker, Incorporated.
                          -------------------------

                 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO COMPLETION OR AMENDMENT AND PROSPECTIVE PURCHASERS ARE REFERRED TO THE RELATED FINAL PROSPECTUS SUPPLEMENT FOR DEFINITIVE INFORMATION ON ANY MATTER CONTAINED HEREIN. THIS PRELIMINARY PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS SUPPLEMENT (SUBJECT TO COMPLETION, DATED __________, 1996) (TO PROSPECTUS DATED __________, 1996)

                                  $100,000,000

                                LEGG MASON, INC.

                            % SENIOR NOTES DUE 2006

      The Senior Notes will mature on _______ ___, 2006. Interest on the Senior Notes is payable semiannually on _________ and _________ of each year, commencing _________, 1996. The Senior Notes are not subject to redemption by the Company prior to maturity and are not entitled to any sinking fund.

      The Senior Notes will initially be represented by a global note registered in the name of The Depository Trust Company, as depositary ("DTC") or its nominee. Beneficial interests in the Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by the depositary (with respect to participants' interests) and its participants. Except as described herein, Senior Notes in certificated form will not be issued in exchange for the global note.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

==============================================================================
                                                Underwriting
                                  Price to     Discounts and      Proceeds to
                                  Public(1)    Commissions(2)    Company(1)(3)
------------------------------------------------------------------------------
Per Senior Note . . . . . . . .       %              %                 %
------------------------------------------------------------------------------
Total . . . . . . . . . . . . .       $              $                 $
==============================================================================

      (1)  Plus accrued interest, if any, from __________, 1996.
      (2) See "Underwriting" for information related to indemnification of the Underwriters.
      (3) Before deduction of expenses payable by the Company estimated at $_____.

      The Senior Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain conditions. It is expected that delivery of the Senior Notes will be made on or about __________, 1996 through the book-entry facilities of DTC against payment therefor in immediately available funds.


LEGG MASON WOOD WALKER
     Incorporated
                              MORGAN STANLEY & CO.
                                  Incorporated
                                                             MERRILL LYNCH & CO.

          The date of this Prospectus Supplement is __________, 1996.

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-3
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-4
Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-4
Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . .   S-5
Management's Discussion and Analysis of Results
  of Operations and Financial Condition . . . . . . . . . . . . . . . . .   S-6
Description of Senior Notes . . . . . . . . . . . . . . . . . . . . . . .  S-12
Underwriting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  S-14

                                   PROSPECTUS

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .     2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . .     2
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
Ratio of Earnings to Fixed Charges  . . . . . . . . . . . . . . . . . . .     3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4
Description of Debt Securities  . . . . . . . . . . . . . . . . . . . . .     4
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . .    16
Limitations on Issuance of Bearer Securities  . . . . . . . . . . . . . .    18
ERISA Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .    19
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

                                  THE COMPANY

     Legg Mason, Inc. (the "Company") is a holding company which, through its subsidiaries, is engaged in securities brokerage and trading, investment management of institutional and individual accounts and Company-sponsored mutual funds, investment banking for corporations and municipalities, commercial mortgage banking and provision of other financial services. The Company's principal broker-dealer subsidiary is Legg Mason Wood Walker, Incorporated ("Legg Mason Wood Walker"), a full service regional broker-dealer and investment banking firm operating primarily in the Eastern and Mid-South regions of the United States. The Company's principal investment management subsidiaries are Western Asset Management Company, Batterymarch Financial Management, Inc., Legg Mason Fund Adviser, Inc. and Bartlett & Co. ("Bartlett"). Through Legg Mason Wood Walker and its predecessors, the Company has been engaged in the securities business since 1899.

     The Company was incorporated in Maryland in 1981 to serve as a holding company for Legg Mason Wood Walker and other subsidiaries. The predecessor company to Legg Mason Wood Walker was formed in 1970 under the name Legg Mason & Co., Inc. to combine the operations of Legg & Co., a Maryland-based broker-dealer formed in 1899, and Mason & Company, Inc., a Virginia- based broker-dealer formed in 1962. The Company's subsequent growth has occurred through internal expansion as well as through its acquisitions of broker-dealer and investment management firms.

     In 1995, the Company achieved its longstanding goal of increasing its advisory fee revenues to 25% of total revenues. Advisory fee revenues totalled 26% of total revenues for the six months ended September 30, 1995. Since that time, the Company has acquired Bartlett, a Cincinnati-based asset manager with $2.2 billion under management for high net worth individuals and institutions, and has entered into an agreement to acquire Lehman Brothers Global Asset Management Limited ("LBGAM"), a London-based institutional and mutual fund advisor with approximately $3 billion under management. The Company's total assets under management as of December 31, 1995 (excluding Bartlett and LBGAM) exceeded $30 billion, including $5 billion in proprietary mutual funds.

     The Company's executive offices are located at 111 South Calvert Street, Baltimore, Maryland 21202 and its telephone number is (410) 539-0000. Unless the context otherwise requires, the term "Company" means Legg Mason, Inc. and its predecessors and subsidiaries.


                              RECENT DEVELOPMENTS

     On January 17, 1996, the Company reported revenues for its third fiscal quarter ended December 31, 1995 of $122.5 million, a 32% increase from revenues of $92.9 million in the corresponding quarter of the prior year. Net earnings were $9.2 million, up 122% from net earnings of $4.1 million in the prior year's quarter. For the nine months ended December 31, 1995, revenues were $353.7 million, a 30% increase from revenues of $271.2 million in the corresponding period of the prior year. Net earnings were $26.2 million, 114% higher than net earnings of $12.2 million in the prior year's period. Advisory fee revenues as a percentage of total revenues were 27% and 26% for the quarter and nine months ended December 31, 1995, respectively.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Senior Notes offered hereby are estimated to be $________. The Company intends to use the net proceeds for general corporate purposes. Pending any use of the net proceeds, they may be invested temporarily in short-term, interest-bearing securities.


                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated short-term debt and capitalization of the Company at September 30, 1995 and as adjusted to reflect the sale of the Senior Notes offered hereby, as if such transaction had occurred on September 30, 1995:

                                                                             September 30, 1995
                                                                          ------------------------
                                                                           Actual      As Adjusted
                                                                          --------     -----------
                                                                            (in thousands)
 Short-term debt(1)  . . . . . . . . . . . . . . . . . . . . . . . . . .  $100,607       $100,607
 Long-term debt:
      Senior Notes offered hereby  . . . . . . . . . . . . . . . . . . .        --        100,000
      5 1/4% Convertible Subordinated Debentures due May 1, 2003 . . . .    68,000         68,000
                                                                          --------       --------
           Total long-term debt  . . . . . . . . . . . . . . . . . . . .    68,000        168,000
                                                                          --------       --------
 Stockholders' equity:
      Preferred stock--$10.00 par value; authorized 4,000,000 shares;
           none issued . . . . . . . . . . . . . . . . . . . . . . . . .        --             --

      Common stock--$.10 par value; authorized 20,000,000 shares;
             issued and outstanding 13,971,916 shares(2) . . . . . . . .     1,397          1,397

      Additional paid-in capital . . . . . . . . . . . . . . . . . . . .   115,167        115,167
      Retained earnings  . . . . . . . . . . . . . . . . . . . . . . . .   159,309        159,309
      Net unrealized appreciation on investment securities . . . . . . .       288            288
                                                                          --------       --------
           Total stockholders' equity  . . . . . . . . . . . . . . . . .   276,161        276,161
                                                                          --------       --------
                 Total capitalization  . . . . . . . . . . . . . . . . .  $344,161       $444,161
--------------------                                                      ========       ========

(1) Includes $56.6 million of 30-day revolving borrowings relating to cash compensating balances maintained in connection with the Company's mortgage servicing business, and $44.0 million of short-term borrowings under customary arrangements utilized in the securities brokerage industry.
(2) Does not include 1,324,091 shares issued in connection with the acquisition of Bartlett on January 2, 1996, 2,001,169 shares reserved for issuance upon exercise of outstanding stock options and 2,635,659 shares reserved for issuance upon the conversion of the Company's 5 1/4% Convertible Subordinated Debentures due 2003.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following table sets forth selected consolidated financial data for the Company for the periods indicated.(1) Such financial data should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, included in the documents incorporated by reference in the accompanying Prospectus.


                                                                       (IN THOUSANDS, EXCEPT RATIOS)
                                                SIX MONTHS ENDED                        YEARS ENDED
                                                 SEPTEMBER 30,                            MARCH 31,
                                              -------------------   ----------------------------------------------------
                                                1995       1994       1995       1994       1993       1992       1991
                                              --------   --------   --------   --------   --------   --------   --------
                                                   (UNAUDITED)
EARNINGS STATEMENT DATA:
Revenues:
     Commissions...........................   $ 77,942   $ 58,555   $120,735   $141,375   $117,305   $112,556   $ 90,168
     Principal transactions................     32,696     27,030     59,470     53,949     55,000     53,191     42,415
     Investment advisory and related fees..     60,247     40,454     88,345     65,583     50,915     42,887     38,259
     Investment banking....................     19,150     21,297     34,653     79,283     66,575     42,297     30,944
     Interest..............................     25,818     17,225     39,265     29,990     23,973     25,629     28,267
     Other.................................     15,361     13,726     29,123     27,354     22,579     15,796     20,968
                                              --------   --------   --------   --------   --------   --------   --------
         Total revenues....................    231,214    178,287    371,591    397,534    336,347    292,356    251,021
                                              --------   --------   --------   --------   --------   --------   --------
Expenses:
     Compensation and benefits.............    131,361    105,077    217,028    228,998    193,857    164,595    136,741
     Occupancy and equipment rental             17,153     14,336     29,775     26,902     23,437     22,741     22,170
     Communications........................     13,146     12,146     25,933     22,943     20,186     17,988     17,598
     Floor brokerage and clearing fees.....      2,653      2,447      5,047      5,816      5,575      6,847      8,036
     Interest..............................     11,843      7,553     17,135     15,396     11,629     13,433     14,394
     Other.................................     26,169     23,037     48,984     38,265     32,680     31,737     29,856
                                              --------   --------   --------   --------   --------   --------   --------
         Total expenses....................    202,325    164,596    343,902    338,320    287,364    257,341    228,795
                                              --------   --------   --------   --------   --------   --------   --------
Earnings before income taxes...............     28,889     13,691     27,689     59,214     48,983     35,015     22,226
     Income taxes..........................     11,829      5,587     11,431     23,166     18,780     13,898      8,702
                                              --------   --------   --------   --------   --------   --------   --------
Net earnings...............................   $ 17,060   $  8,104   $ 16,258   $ 36,048   $ 30,203   $ 21,117   $ 13,524
                                              ========   ========   ========   ========   ========   ========   ========

Ratio of earnings to fixed charges(2)......        2.8        2.2        2.1        3.4        3.5        2.6        2.0

                                                                                          MARCH 31,
                                             SEPTEMBER 30,          ----------------------------------------------------
                                                  1995                1995       1994       1993       1992       1991
                                             -------------          --------   --------   --------   --------   --------
                                              (UNAUDITED)
BALANCE SHEET DATA:
     Total assets..........................   $1,024,185            $816,658   $811,488   $640,454   $579,883   $502,678
     Subordinated liabilities..............   $   68,000            $102,487   $102,487   $ 34,597   $ 35,020   $ 35,120
     Total liabilities.....................   $  680,024            $487,718   $497,315   $428,929   $396,906   $337,294
     Total stockholders' equity............   $  276,161            $226,453   $211,686   $176,928   $147,957   $130,264

-------------------------

(1) Historical data have not been restated to give effect to the Company's acquisition of Bartlett on January 2, 1996, which will be accounted for as a pooling of interests.
(2) The ratio of earnings to fixed charges was computed by dividing the sum of earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of all interest expense and one-third of rent expense (considered representative of the interest factor).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The Company, like other securities firms, is directly affected by general economic and market conditions, including fluctuations in volume and price levels of securities, changes in interest rates and demand for securities brokerage and investment banking services, all of which have an impact on the Company's revenues as well as its liquidity. Substantial fluctuations can occur in the Company's revenues and net earnings due to these and other factors. The Company's investment advisory activities and their contribution to operating results have grown significantly, through both internal growth and acquisition, over the past ten years. Earnings from investment advisory services tend to be more stable than those from securities brokerage and investment banking activities because they are less affected by changes in securities market conditions.

     In periods of reduced market activity, profitability is likely to be adversely affected because certain expenses, consisting primarily of salaries and benefits, communications and occupancy expenses, remain relatively fixed. Accordingly, net earnings for any period should not be considered representative of any other period.

RESULTS OF OPERATIONS

SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1994

     The Company's net earnings in the six months ended September 30, 1995 increased 111% to $17.1 million from $8.1 million in the prior year's corresponding period. Revenues rose 30% to $231.2 million from $178.3 million.

     Commission revenues rose 33% to $77.9 million because of increases in sales of listed and over-the-counter stocks and non-affiliated mutual funds.

     Revenues from principal transactions increased 21% to $32.7 million because of increased sales of corporate bonds and over-the-counter stocks and higher trading profits on firm proprietary positions.

     Investment advisory and related fees increased 49% to $60.2 million, reflecting the addition of fees earned by Batterymarch Financial Management, Inc. ("Batterymarch"), and growth in assets under management in Company-sponsored mutual funds and the Company's fixed-income investment advisory subsidiary.

     Investment banking revenues fell 10% to $19.2 million as a result of a substantial decline in the number and size of co-managed offerings of real estate investment trusts, offset in part by an increase in energy-related public offerings and fees from other corporate finance activities.

     Other revenues rose 12% to $15.4 million, primarily because of increased loan originations at the Company's mortgage banking subsidiaries.

     Compensation and benefits increased 25% to $131.4 million as a result of higher sales and profitability-based compensation and the addition of expenses of Batterymarch.

     Occupancy and equipment rental increased 20% to $17.2 million because of the addition of retail brokerage office locations, the addition of expenses of Batterymarch and higher transaction volume processed by the Company's data processing service bureau.

     Communications expense increased 8% to $13.1 million, primarily because of increased quote services related to brokerage office and product area expansion.

     Floor brokerage and clearing fees rose 8% to $2.7 million reflecting higher transaction volume.

     Other expense increased 14% to $26.2 million, attributable to the addition of expenses of Batterymarch, including amortization of intangibles.

     Interest revenue increased 50% to $25.8 million because of higher interest rates earned on larger customer margin account balances and higher levels of conduit stock and firm proprietary stock loan balances.

     Interest expense increased 57% to $11.8 million because of higher interest rates paid on larger customer credit balances and increased levels of conduit stock loan balances.

     Income taxes increased 112% to $11.8 million, principally because of an increase in pre-tax earnings. Effective tax rates were 40.9% and 40.8% in the current and prior year periods, respectively.

FISCAL YEARS ENDED MARCH 31, 1995, 1994 AND 1993

           The following table sets forth, for the periods indicated, items in the Consolidated Statements of Earnings as percentages of total revenues and the increase (decrease) by item as a percentage of the amount for the previous period:


                                              Percentage of Total Revenues    Period to Period Change
                                              ----------------------------    -----------------------
                                                  Years Ended March 31,         1995           1994
                                              ----------------------------    Compared       Compared
                                              1995       1994       1993      to 1994        to 1993
                                              -----      -----      -----     --------       --------
 REVENUES
    Commissions  . . . . . . . . . . . . . .   32.5%      35.6%      34.9%    (14.6)%         20.5%
    Principal transactions . . . . . . . . .   16.0       13.6       16.4      10.2           (1.9)
    Investment advisory and related fees . .   23.8       16.5       15.1      34.7           28.8
    Investment banking . . . . . . . . . . .    9.3       19.9       19.8     (56.3)          19.1
    Interest . . . . . . . . . . . . . . . .   10.6        7.5        7.1      30.9           25.1
    Other  . . . . . . . . . . . . . . . . .    7.8        6.9        6.7       6.5           21.1
                                              -----      -----      -----

                                              100.0      100.0      100.0      (6.5)          18.2
                                              -----      -----      -----
 EXPENSES
    Compensation and benefits  . . . . . . .   58.4       57.6       57.6      (5.2)          18.1
    Occupancy and equipment rental . . . . .    8.0        6.8        7.0      10.7           14.8
    Communications . . . . . . . . . . . . .    7.0        5.8        6.0      13.0           13.7
    Floor brokerage and clearing fees  . . .    1.3        1.4        1.7     (13.2)           4.3
    Interest . . . . . . . . . . . . . . . .    4.6        3.9        3.4      11.3           32.4
    Other  . . . . . . . . . . . . . . . . .   13.2        9.6        9.7      28.0           17.1
                                              -----      -----      -----
                                               92.5       85.1       85.4       1.6           17.7
                                              -----      -----      -----

 EARNINGS BEFORE INCOME TAXES  . . . . . . .    7.5       14.9       14.6     (53.2)          20.9
    Income taxes . . . . . . . . . . . . . .    3.1        5.8        5.6     (50.7)          23.4
                                              -----      -----      -----

 NET EARNINGS  . . . . . . . . . . . . . . .    4.4%       9.1%       9.0%    (54.9)%         19.4%
                                              =====      =====      =====

     In fiscal 1995, revenues and net earnings declined from record levels reached in the prior fiscal year. Revenues were $371.6 million, a 7% decrease from revenues of $397.5 million in fiscal 1994. Net earnings were $16.3 million, down 55% from net earnings of $36.0 million in the prior fiscal year.

     Revenues derived from securities transactions for individual investors constituted approximately 50% of the Company's total revenues in fiscal 1995, and the Company believes this will continue to be the largest single source of its revenues in the foreseeable future.

REVENUES

COMMISSIONS

     Commissions fell 15% to $120.7 million in fiscal 1995, principally as a result of lower sales of non-affiliated mutual funds and listed and over-the-counter securities. Commission revenues were adversely affected by rising interest rates and investor caution, particularly on the part of individual investors.

     In fiscal 1994, commissions rose 21% to $141.4 million from levels in fiscal 1993, principally because of increases in sales of listed securities, non-affiliated mutual funds, variable annuities and over-the-counter securities. During most of fiscal 1994, commission revenues benefited from an active and rising stock market, attributable in part to investors seeking higher investment returns than those available on money market accounts and other short-term investments.

PRINCIPAL TRANSACTIONS

     Revenues from principal transactions rose 10% to $59.5 million in fiscal 1995, principally as a result of increased sales of municipal and corporate debt securities, offset in part by lower sales of mortgage-backed securities. Higher sales of municipal securities in the secondary markets substantially offset sharp declines in municipal new issue volume. Sales of corporate debt securities benefited from the Company's expansion of its taxable fixed-income marketing capabilities.

     In fiscal 1994, principal transactions fell 2% to $53.9 million because of lower sales of taxable fixed-income securities and a decline in profits on firm-owned securities positions, substantially offset by increased sales of over-the-counter securities.

INVESTMENT ADVISORY AND RELATED FEES

     Investment advisory and related fees rose 35% in fiscal 1995 to $88.3 million, principally as a result of the addition of fees earned by Batterymarch and Gray, Seifert & Co., Inc. ("Gray Seifert") and growth in assets under management in Company-sponsored mutual funds and the Company's fixed-income advisory subsidiary. Excluding fees earned by Batterymarch and Gray Seifert, investment advisory and related fees rose 19% in fiscal 1995. Fees from assets under management and from fee-based brokerage accounts accounted for 24% of total revenues in fiscal 1995, up from 16% in the prior year.

     In fiscal 1994, investment advisory and related fees rose 29% because of growth in assets under management in Company-sponsored mutual funds and the Company's fixed-income advisory subsidiary, as well as growth in various types of fee-based brokerage accounts.

INVESTMENT BANKING

     Investment banking revenues declined 56% to $34.7 million in fiscal 1995 from record levels achieved in the prior fiscal year as significantly higher interest rates led to industry-wide declines in corporate and municipal securities offerings.

     In fiscal 1994, investment banking revenues rose 19% to $79.3 million as a result of selling concessions and management fees earned on a substantially higher level of corporate underwritings, particularly co-managed offerings of real estate investment trusts and closed-end fund issuances. Low interest rates and higher securities valuations were important factors in the growth of investment banking revenues during fiscal 1994.

OTHER REVENUES

     Other revenues rose 6% to $29.1 million, primarily because of increased account maintenance fees and rental income from an office building purchased in fiscal 1995.

     In fiscal 1994, other revenues rose 21%, primarily because of increased mortgage banking loan origination fees and the addition of certain fees earned by The Fairfield Group, Inc. subsequent to its acquisition in April 1993.

EXPENSES

COMPENSATION AND BENEFITS

     Compensation and benefits fell 5% to $217.0 million in fiscal 1995, as lower commission and profitability-based compensation was partially offset by personnel additions in certain product and support areas and in twelve new branch office locations.

     In fiscal 1994, compensation and benefits rose 18% to $229.0 million, reflecting higher sales compensation on increased commission-based revenues, personnel additions, and higher profitability-based compensation.

     A substantial part of compensation expense fluctuates in proportion to the level of business activity. Other compensation costs, primarily salaries and benefits, are fixed and may not decline with reduced levels of volume. Therefore, profitability may be adversely affected by sustained periods of unfavorable market conditions or slow revenue growth in acquired businesses or new product areas.

OCCUPANCY AND EQUIPMENT RENTAL

     Occupancy and equipment rental rose 11% to $29.8 million because of the inclusion of expenses of Batterymarch and Gray Seifert and higher depreciation and data processing expenses related to branch office and product area expansion.

     In fiscal 1994, occupancy and equipment rental rose 15% to $26.9 million, principally because of increased transaction-related data processing costs and higher rental payments at corporate headquarters and certain branch office locations.

COMMUNICATIONS

     Communications costs rose 13% to $25.9 million in fiscal 1995, principally reflecting increased quote services for branch offices and product areas, and higher printing and paper expenses.

     In fiscal 1994, communications costs rose 14%, reflecting increases in telephone and transaction-related variable expenses attributable to increased business activity.

FLOOR BROKERAGE AND CLEARING FEES

     Floor brokerage and clearing fees fell 13% to $5.0 million in fiscal 1995, following a 4% increase in fiscal 1994, reflecting changes in securities transaction volume.

OTHER EXPENSE

     Other expense rose 28% and 17% in fiscal 1995 and 1994, respectively, because of increased litigation-related expenses (including a $2.0 million charge in fiscal 1995 for the proposed settlement of a class action lawsuit discussed in Note 8 of Notes to Consolidated Financial Statements incorporated by reference herein) and higher promotional and programming expense. In addition, fiscal 1995 includes the expenses of Batterymarch and Gray Seifert subsequent to their acquisitions.

INTEREST REVENUE AND EXPENSE

     Interest revenue increased 31% to $39.3 million in fiscal 1995, primarily as a result of higher interest rates earned on substantially larger customer margin account balances and stock loan conduit activity, offset in part by a reduction in interest earned on proprietary securities positions. Interest expense increased 11% to $17.1 million because of higher interest rates paid on customer credit and conduit stock loan balances, offset in part by a decline in interest paid on short-term borrowings.

     In fiscal 1994, interest revenue increased 25% to $30.0 million, as a result of increased stock loan conduit activity, larger customer margin account balances and investment of proceeds of the Company's $68.0 million convertible subordinated debenture offering completed in April 1993. These increases were partially offset by lower interest earnings on proprietary fixed-income securities positions. Interest expense increased 32% to $15.4 million, primarily because of debt service on the convertible subordinated debentures and increased stock loan conduit activity.

     As a result of substantially larger customer margin account balances and higher interest rates, the Company's net interest margin increased to 56.4% in fiscal 1995 from 48.7% in fiscal 1994.

INCOME TAXES

     Income taxes fell 51% to $11.4 million in fiscal 1995 because of lower pre-tax earnings. The Company's effective tax rate increased to 41.3% from 39.1% as a result of federal tax law changes and higher effective state income tax rates.

     In fiscal 1994, income taxes increased 23% because of higher pre-tax earnings. The Company's effective tax rate increased to 39.1% from 38.3% as a result of higher corporate income tax rates following the enactment of the 1993 Omnibus Budget Reconciliation Act.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's assets are substantially liquid, consisting mainly of cash and assets readily convertible into cash. These assets are financed primarily by free credit balances, equity capital, bank lines of credit, subordinated borrowings and other payables.

     On July 26, 1995, the Company called for redemption, effective August 25, 1995, the $34.5 million aggregate principal amount outstanding of its 7% Convertible Subordinated Debentures due June 15, 2011 (the "Debentures"). Substantially all holders converted their Debentures into 45.96 shares of the Company's common stock for each $1,000 principal amount of Debentures (based on the conversion price of $21.76 per share of common stock), with cash paid in lieu of fractional shares.

     During the six months ended September 30, 1995, cash and cash equivalents increased $53.5 million. Cash flows from financing activities generated $99.7 million, attributable to higher short-term borrowings by the Company's mortgage banking and securities brokerage affiliates. The Company used $93.3 million of cash in operating activities, primarily to fund higher securities inventories. Cash flows from investing activities provided $47.2 million, principally from reduced levels of investments in resale agreements.

     On January 5, 1995, the Company acquired the assets of Batterymarch. The Company paid $54.1 million cash at closing. An additional payment, due in early 1998 and based on Batterymarch's achievement of specified revenue levels for calendar 1997, could increase the total consideration up to $120.0 million. If the amount of any 1998 payment exceeds $40.0 million, the Company may pay all or any portion of the excess in the form of shares of the Company's common stock.

     The Company's broker-dealer subsidiaries are subject to the requirements of the Securities and Exchange Commission's net capital rule which is designed to measure the general financial soundness and liquidity of broker-dealers. At September 30, 1995, the brokerage subsidiaries had aggregate net capital of $93.4 million, which exceeded minimum net capital requirements by $84.3 million.

     The principal sources of the Company's funds are its investment advisory and broker-dealer subsidiaries. The amount of the broker-dealers' net assets that may be distributed is subject to restrictions under applicable net capital rules. In addition, the Company has a revolving bank line of credit in the amount of $50.0 million, none of which is currently outstanding, and the Company's subsidiaries have lines of credit, aggregating $240.0 million as of December 31, 1995, pursuant to which they may borrow on a short-term demand basis generally at prevailing broker call rates. Management believes that funds available from operations, its lines of credit and the sale of the Senior Notes are sufficient to meet its present and reasonably foreseeable capital needs, although the Company may augment its capital funds for continued expansion by internal growth and acquisition.

     The Company borrows and lends securities in the normal course of business to facilitate the settlement of its customer and proprietary transactions. In addition, the Company engages in conduit securities borrowing and lending activities in which it acts as an agent to facilitate settlement for other institutions. In both firm and conduit transactions, the Company deposits or receives cash, generally equal to 102% of the market value of securities exchanged, and monitors the adequacy of collateral levels on a daily basis.

INFLATION

     The Company's assets are not significantly affected by inflation because they are primarily monetary, consisting of cash, resale agreements, securities and receivables. However, the rate of inflation affects various expenses, including employee compensation, occupancy, and communications, which may not be readily recoverable in charges for services provided by the Company.


                          DESCRIPTION OF SENIOR NOTES

     The following description of the terms of the Senior Notes offered hereby (referred to in the Prospectus as the "Debt Securities") supplements the description of the general terms of Debt Securities set forth in the Prospectus, to which description reference is hereby made. The Senior Notes will constitute a series of Debt Securities and will be issued under the Senior Debt Indenture, dated as of __________, 1996 between the Company and The Bank of New York, as Trustee (the "Indenture"). The following summary of the Senior Notes is qualified in its entirety by reference to such description and to such Indenture.

     The Senior Notes will be limited to $100,000,000 in aggregate principal amount, as a result of which, as of ___________, 1996, $50,000,000 aggregate principal amount of debt Securities remains currently available to be offered by the Company under the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Senior Notes will constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Company is a holding company and the Senior Notes will be effectively subordinated to indebtedness of the Company's subsidiaries. At September 30, 1995, indebtedness of such subsidiaries for money borrowed totalled approximately $101 million, which includes approximately $57 million of 30-day revolving borrowings relating to cash compensating balances maintained in connection with the Company's mortgage servicing business, and $44 million of short-term borrowings under customary arrangements utilized in the securities brokerage industry. The Company's rights and the rights of its creditors, including holders of Senior Notes, to participate in the distribution of assets of any subsidiary upon such subsidiary's liquidation or recapitalization, or otherwise, will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. See "Description of Debt Securities--General" in the accompanying Prospectus. The Senior Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Initially the Senior Notes will be issued in the form of a global note (the "Global Note") registered in the name of DTC or its nominee, as described below. The Senior Notes will bear interest from ___________, 1996, at the annual rate set forth on the cover page of this Prospectus Supplement. The Senior Notes will mature on __________. Interest on the Senior Notes will be payable semiannually on _____ and ______, commencing _________, 1996, to the persons in whose names the Senior Notes are registered at the close of business on the preceding ________ or _______, respectively. The Senior Notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

     The Indenture permits the defeasance of Debt Securities upon the satisfaction of the conditions described under "Description of Debt Securities--Defeasance and Discharge" and "Description of Debt
Securities--Defeasance of Certain Obligations" in the accompanying Prospectus. The Senior Notes are subject to these defeasance provisions.

BOOK-ENTRY PROCEDURES

     The Senior Notes will initially be issued in the form of a Global Note, which will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of

DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

     Principal and interest payments on the Senior Notes represented by the Global Note will be made by the Company to DTC or its nominee, as the case may be, as the registered owner of the Global Note. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global Note, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Global Note as shown on the records of DTC. Neither the Company nor the trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial interests. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing customer instructions and customary practices, as is the case with securities registered in "street name." Such instructions will be the responsibility of such participants.

     If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Senior Notes in certificated form in exchange for beneficial interests in the Global Note. In addition, the Company may at any time determine not to have its Senior Notes represented by the Global Note, and, in such event, will issue Senior Notes in certificated form in exchange for beneficial interests in the Global Note. In any such instance, an owner of a beneficial interest in the Global Note will be entitled to physical delivery in certificated form of Senior Notes equal in principal amount to such beneficial interest and to have such Senior Notes registered in its name. Senior Notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

     DTC has advised the Company as follows:   DTC is a limited-purpose trust
company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     A further description of DTC's procedures with respect to the Global Note is set forth in the Prospectus under "Description of Debt Securities--Global and Book-Entry Debt Securities." DTC has confirmed to the Company, the Underwriters and the Trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Senior Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds so long as the Senior Notes are maintained in book-entry form.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Senior Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Senior Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Senior Notes.


                                  UNDERWRITING

     Subject to the terms and conditions of the Pricing Agreement dated ________, which incorporates by reference the Underwriting Agreement dated
___________ (together, the "Underwriting Agreement"), Legg Mason Wood Walker, Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriters") have agreed, severally, to purchase from the Company the principal amount of Senior Notes set forth opposite their respective names below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and that the Underwriters will purchase all Senior Notes offered hereby if any of such Senior Notes are purchased.

                                                                   Principal
                                                                   Amount of
         Underwriter                                             Senior Notes
         -----------                                             ------------
 Legg Mason Wood Walker, Incorporated  . . . . . . . . . . . .   $
 Morgan Stanley & Co. Incorporated . . . . . . . . . . . . . .
 Merrill Lynch, Pierce, Fenner & Smith Incorporated  . . . . .
                                                                 ------------
      Total  . . . . . . . . . . . . . . . . . . . . . . . . .   $
                                                                 ============

     The Company has been advised that the Underwriters propose to offer the Senior Notes to the public at the initial offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of __% of the principal amount of the Senior Notes. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of __% of the principal amount of the Senior Notes to certain other dealers. After the initial offering of the Senior Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Underwriters intend to resell any Senior Notes which they are unable to sell in this offering from time to time, at prevailing market prices, subject to applicable prospectus delivery requirements.

     The Company does not intend to apply for listing of the Senior Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Senior Notes offered hereby; however, the Underwriters are not obligated to do so, and any market making activity may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading market for, the Senior Notes.

     Legg Mason Wood Walker is a wholly owned subsidiary of the Company and its participation in this offering is in compliance with the requirements of Schedule E of the Bylaws of the National Association of Securities Dealers, Inc. regarding underwriting securities of an affiliate. Certain of the Underwriters and their affiliates engage in transactions (which may include commercial banking transactions) with and perform services for the Company or one or more of its affiliates in the ordinary course of business and may do so in the future.

     The Prospectus Supplement and the accompanying Prospectus may be used by Legg Mason Wood Walker in connection with offers and sales of Senior Notes. Legg Mason Wood Walker may act as principal or agent in such transactions. Such offers will be made at prices related to prevailing prices at the time.

     The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1996

PROSPECTUS

                                  $150,000,000
                                LEGG MASON, INC.
                                DEBT SECURITIES
                          CONVERTIBLE DEBT SECURITIES

                           -------------------------

         Legg Mason, Inc. (the "Company") may offer from time to time, together or separately, notes, debentures or other evidences of indebtedness ("Debt Securities") in one or more series, which may be convertible ("Convertible Debt Securities") into shares of the Company's Common Stock, par value $.10 per share (the "Common Stock"). Debt Securities, including any Convertible Debt Securities, may be issuable in registered form without coupons or in bearer form with or without coupons attached. The Company will offer Debt Securities to the public on terms determined by market conditions. Debt Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Debt Securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units -- in each case, as the Company specifically designates. The Debt Securities, including any Convertible Debt Securities, and the Common Stock underlying any such Convertible Debt Securities are hereinafter collectively referred to as the "Securities."
         The accompanying Prospectus Supplement will set forth the specific terms of the Debt Securities, including the ranking as senior or subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, redemption terms, interest rate (or manner of calculation thereof), time of payment of interest (if any), terms for any conversion (including the terms relating to the adjustment thereof), listing (if any) on a securities exchange and any other specific terms of the Debt Securities. Debt Securities may be issued as Original Issue Discount Securities. The accompanying Prospectus Supplement will also set forth the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Debt Securities being offered and the managing underwriters with respect to each series sold to or through underwriters. Such underwriters (and any representative thereof), dealers or agents may include Legg Mason Wood Walker, Incorporated ("Legg Mason Wood Walker"), a wholly owned subsidiary of the Company.
         The Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution." If agents of the Company or any dealers or underwriters are involved in the sale of the Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Securities. The net proceeds to the Company from such sale also will be set forth in the applicable Prospectus Supplement.

         Following the initial distribution of a series of Securities, Legg Mason Wood Walker may offer and sell previously issued Debt Securities in the course of its business as a broker-dealer. Legg Mason Wood Walker may act as principal or agent in such transactions. This Prospectus and the accompanying Prospectus Supplement may be used by Legg Mason Wood Walker in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale.

                          -------------------------

This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                  EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                       ADEQUACY OF THIS PROSPECTUS.  ANY
                         REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                           -------------------------



                The date of this Prospectus is         , 1996

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN, AND ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY AGENT, DEALER OR UNDERWRITER. THIS PROSPECTUS AND ANY ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Certain securities of the Company are listed on, and reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of, the New York Stock Exchange, Inc. (the "New York Stock Exchange"), 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the Securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Securities offered hereby.

                          -------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-8529) are incorporated herein by reference:

         (1)  Annual Report on Form 10-K for the fiscal year ended March 31,
         1995;

         (2)  Quarterly Report on Form 10-Q for the quarter ended June 30,
         1995;

         (3) Quarterly Report on Form 10-Q for the quarter ended September 30, 1995; and

         (4) the description of the Company's Common Stock, par value $.10 per share (the "Common Stock"), contained in the Amendment on Form 8 filed July 17, 1991, amending the Company's Registration Statement on Form 8-A.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates the termination of the offering of the Securities made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Such written or oral request should be directed to Legg Mason, Inc., 111 South Calvert Street, Baltimore, Maryland 21202, Attention: Charles A. Bacigalupo, Secretary, telephone number
(410) 539-0000.


                                  THE COMPANY

                 The Company is a holding company which, through its subsidiaries, is engaged in securities brokerage and trading, investment management of institutional and individual accounts and Company-sponsored mutual funds, investment banking for corporations and municipalities, commercial mortgage banking and provision of other financial services. The Company's principal broker-dealer subsidiary is Legg Mason Wood Walker, a full service regional broker- dealer and investment banking firm operating primarily in the Eastern and Mid-South regions of the United States. The Company's principal investment management subsidiaries are Western Asset Management Company, Batterymarch Financial Management, Inc., Legg Mason Fund Adviser, Inc. and Bartlett & Co. Through Legg Mason Wood Walker and its predecessors, the Company has been engaged in the securities business since 1899.

         The executive offices of the Company are located at 111 South Calvert Street, Baltimore, Maryland 21202 and its telephone number is (410) 539-0000. Unless the context otherwise requires, all references to the "Company" herein include Legg Mason, Inc. and its predecessors and subsidiaries.


                 RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

         The following table sets forth the Company's ratio of earnings to fixed charges for the periods indicated.

   Six Months Ended                                   Years Ended
    September 30,                                      March 31,
----------------------      --------------------------------------------------------------
1995             1994       1995           1994         1993          1992           1991
----             ----       ----           ----         ----          ----           ----
2.8              2.2        2.1            3.4           3.5          2.6            2.0

         The ratio of earnings to fixed charges was computed by dividing the sum of earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of all interest and one-third of rent expense (considered representative of the interest factor).

                                USE OF PROCEEDS

         The Company intends to use the net proceeds from the sale of Securities offered hereby for general corporate purposes, which may include the continued expansion and diversification, both by internal growth and by acquisition, primarily of its securities brokerage and investment advisory businesses; repayment of any outstanding indebtedness of the Company or its subsidiaries; or for such other uses as may be set forth in a Prospectus
Supplement.   Pending any of the foregoing applications, the net proceeds may be invested temporarily in short-term, interest bearing securities.


                         DESCRIPTION OF DEBT SECURITIES

         The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

         The Debt Securities will constitute either senior debt (the "Senior Debt Securities") or subordinated debt (the "Subordinated Debt Securities") of the Company. The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture"), to be entered into between the Company and the trustee named in the Senior Indenture. The Subordinated Debt Securities will be issued under a separate Indenture (the "Subordinated Indenture"), to be entered into between the Company and the trustee named in the Subordinated Indenture. The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures." Copies of the forms of the Senior Indenture and the Subordinated Indenture have been filed as exhibits to the Registration Statement. The trustees under the Senior Indenture and under the Subordinated Indenture are referred to herein as the "Trustees."

         The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Wherever particular Sections, Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement, it is intended that such Sections, Articles or defined terms shall be incorporated by reference herein or therein, as the case may be. Section and Article references used herein are references to the applicable Indenture. Except as otherwise indicated, the terms of the Senior Indenture and the Subordinated Indenture are identical. Capitalized terms not otherwise defined herein shall have the meanings given to them in the applicable Indenture. As used in the discussion under the caption "Description of Debt Securities," the term "Company" means Legg Mason, Inc.

GENERAL

         The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder, and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate amount from time to time authorized by the Company for each series. (Section 3.1) Unless otherwise specified in the Prospectus Supplement, the Senior Debt Securities when issued will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Subordinated Debt Securities when issued will be unsecured obligations of the Company, subordinated in right of payment to the prior payment in full of all Senior Debt (as defined in the Subordinated Indenture) of the Company as described in the applicable Prospectus Supplement. (Section 15.1 of the Subordinated Indenture) Substantially all of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in the distribution of the assets of any subsidiary upon such subsidiary's liquidation or recapitalization, or otherwise, will be subject to the prior claims of such subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary. In addition, dividends, loans and advances from certain of the Company's subsidiaries, including Legg Mason Wood Walker, to the Company are restricted by net capital requirements under the Exchange Act and under rules of certain exchanges and various domestic and foreign regulatory bodies.
         Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for a description of the following terms or additional provisions of the Debt Securities: (1) the title of the Debt Securities; (2) whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities; (3) the aggregate principal amount, and any limit thereon, of the Debt Securities; (4) whether the Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, whether any of the Debt Securities shall be issuable in whole or in part in temporary or permanent global form or in the form of Book-Entry Securities and, if so, the circumstances under which any such global securities or Book-Entry Securities may be exchanged for Debt Securities registered in the name of, and any transfer of such global or Book-Entry Securities may be registered to, a Person other than the depository for such temporary or permanent global securities or Book-Entry Securities or its nominee; (5) the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (6) the date or dates on which the Debt Securities will mature; (7) the rate or rates per annum at which the Debt Securities will bear interest, if any, and the date from which any such interest will accrue; (8) the Interest Payment Dates on which any such interest on the Debt Securities will be payable, the Regular Record Date for any interest payable on any Debt Securities which are Registered Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a temporary global Security on an Interest Payment Date will be paid; (9) any mandatory or optional sinking fund or analogous provisions; (10) each office or agency where, subject to the terms of the applicable Indenture as described below under "Payment and Paying Agents," the principal of and any premium and interest on the Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Form, Exchange, Registration and Transfer," the Debt Securities may be presented for registration of transfer or exchange;
(11) the date, if any, after which and the price or prices at which the Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions, which may include with respect to a particular series or particular Debt Securities within a series, a redemption option of Holders upon certain conditions, as defined in the applicable Indenture; (12) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (13) the currency or currency units of payment of the principal of (and premium, if any) and interest on the Debt Securities; (14) any index used to determine the amount of payments of the principal of (and premium, if any) and interest on the Debt Securities and the manner in which such amounts shall be determined; (15) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into Common Stock; (16) theterms pursuant to which such Debt Securities are subject to defeasance; and (17) any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. Any such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities.
         Debt Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Debt Security, including any Zero-Coupon Security, which is issued at a price lower than the amount payable upon the Stated Maturity thereof and which provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the Stated Maturity, determined in accordance with the terms of such Debt Security, shall become due and payable. (Sections 3.1 and 5.2) Certain special United States federal income tax considerations applicable to Debt Securities sold at an original issue discount will be described in the Prospectus Supplement relating thereto. In addition, certain special United States federal income tax or other considerations applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement relating thereto.

         Under the Indentures, the Company will have the ability, in addition to the ability to issue Debt Securities with terms different from those of Debt Securities previously issued, without the consent of the holders, to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of such series (unless such reopening was restricted when such series was created), in an aggregate principal amount determined by the Company. (Section 3.1)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

         Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. (Section 3.1) Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 2.1) The Indentures also provide that Debt Securities of a series may be issuable in temporary or permanent global form and may be issued as Book-Entry Securities that will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") or another depository named by the Company and identified in a Prospectus Supplement with respect to such series. See "Global and Book-Entry Debt Securities."

         In connection with its original issuance, no Bearer Security (including a Debt Security exchangeable for a Bearer Security or a Debt Security in global form that is either a Bearer Security or exchangeable for Bearer Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "Limitations on Issuance of Bearer Securities") and a Bearer Security may be delivered in connection with its original issuance only if the Person entitled to receive such Bearer Security furnishes written certification of the beneficial ownership of the Bearer Security as required by Treasury Regulation Section 1.163-5(c)(2)(i)(D)(3) (or any comparable successor provisions). In the case of a Bearer Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Debt Security. See "Global and Book-Entry Debt Securities" and "Limitations on Issuance of Bearer Securities."

         Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Securities surrendered in exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Registered Securities will not be issued in exchange for Bearer Securities (Section 3.5). Each Bearer Security, and any coupon attached thereto, other than a temporary global Bearer Security will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." A Book-Entry Security may not be registered for transfer or exchange (other than as a whole by the Depository to a nominee or by such nominee to such Depository) unless the Depository or such nominee notifies the Company that it is unwilling or unable to continue as Depository or the Depository ceases to be qualified as required by the applicable Indenture or the Company instructs the Trustee in accordance with the applicable Indenture that such Book-Entry Securities shall be so registrable and exchangeable or there shall have occurred and be continuing an Event of Default or an event which after notice or lapse of time would be an Event of Default with respect to the Debt Securities evidenced by such Book-Entry Securities or there shall exist such other circumstances if any, as may be specified in the applicable Prospectus Supplement.

         Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented or surrendered for registration of transfer or for exchange (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in an applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 10.2)

         In the event of any redemption in part, the Company shall not be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on (A) if Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security being redeemed in part, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security so selected for redemption, except that such Bearer Security may be exchanged for a Registered Security of that series and like tenor, provided that such Registered Security shall be simultaneously surrendered for redemption. (Section 3.5)

PAYMENT AND PAYING AGENTS

         Unless otherwise indicated in an applicable Prospectus Supplement, payment of the principal of (and premium, if any) and interest on Bearer Securities will be made, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time, at the option of the Holder, by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of such coupon relating to such Interest Payment Date. (Section 10.1) No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of the principal of (and premium, if any) and interest on Bearer Securities denominated and payable in U.S. dollars will be made at the office of the Company's Paying Agent in the Borough of Manhattan, The City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

         Unless otherwise indicated in an applicable Prospectus Supplement, payment of the principal of (and premium, if any) and interest on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section 3.7)

         Unless otherwise indicated in an applicable Prospectus Supplement, the Corporate Trust Office of the Trustee in The City of New York will be designated as a Paying Agent for the Company for payments with respect to Debt Securities which are issuable solely as Registered Securities and the Company will maintain a Paying Agent outside of the United States for payments with respect to Debt Securities (subject to the limitations described above in the case of Bearer Securities) which are issuable solely as Bearer Securities or both Registered Securities and Bearer Securities. (Section 10.2) Any Paying Agents outside the United States and any other Paying Agent in the United States initially designated by the Company for the Debt Securities will be named in an applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Company will be required to maintain a Paying Agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain (i) a Paying Agent in the Borough of Manhattan, The City of New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; provided that if the Debt Securities of such series are listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Company will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for the Debt Securities of such series. (Section 10.2)

         Payments of the principal of (and premium, if any) and interest on Book-Entry Securities registered in the name of the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the global security representing such Book-Entry Securities. The Company expects that the Depository, upon receipt of any payment of the principal of (and premium, if any) or interest on any Debt Securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such Depository or its nominee. Neither the Company, the Trustee, any Paying Agent nor the Securities Registrar for such Debt Securities will have any responsibility or liability for any aspects of the records relating to, or payments made on account of, such beneficial ownership interests in the Book-Entry Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         All moneys paid by the Company to a Paying Agent for the payment of the principal of (and premium, if any) or interest on any Debt Securities which remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Debt Security or any coupon will thereafter, as an unsecured general creditor, look only to the Company for payment thereof. (Section 10.3)

GLOBAL AND BOOK-ENTRY DEBT SECURITIES

         If so specified in an applicable Prospectus Supplement, the portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary or permanent global Debt Securities, without interest coupons, to be deposited with a common depositary in London for the benefit of the Euroclear System ("Euroclear") and Cedel Bank, Societe Anonyme ("Cedel") for credit to the respective accounts of the beneficial owners of such Debt Securities (or to such other accounts as they may direct). (Section 3.4) Unless otherwise indicated by an applicable Prospectus Supplement, on or after 40 days following its issuance, each such temporary global Debt Security will be exchangeable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Debt Security, or any combination thereof, as specified in an applicable Prospectus Supplement, only upon written certification in the form and to the effect described under "Form, Exchange, Registration and Transfer." No Bearer Security (including a Debt Security in permanent global form) delivered in exchange for a portion of a temporary or permanent global Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 3.5)

         A person having a beneficial interest in a permanent global Debt Security will, except with respect to payment of the principal of (and premium, if any) and interest on such permanent global Debt Security, be treated as a Holder of such principal amount of Outstanding Debt Securities represented by such permanent global Debt Security as shall be specified in a written statement of the Holder of such permanent global Debt Security or, in the case of a permanent global Debt Security in bearer form, of the operator of Euroclear or Cedel which is provided to the Trustee by such Person. (Section 2.3)

         If Debt Securities to be sold in the United States are designated by the Company in a Prospectus Supplement as Book-Entry Securities, a global security representing the Book-Entry Securities will be deposited in the name of Cede & Co., as nominee for the Depository representing the securities to be sold in the United States. Upon such deposit of the Book-Entry Securities, the Depository shall credit an account maintained or designated by an institution to be named by the Company or any purchaser of the Debt Securities represented by the Book-Entry Securities with an aggregate amount of Debt Securities equal to the total number of Debt Securities that have been so purchased. The specific terms of any depository arrangement with respect to any portion of a series of Debt Securities to be represented by one or more global securities will be described in the applicable Prospectus Supplement. Beneficial interests in such Debt Securities will only be evidenced by, and transfers thereof will only be effected through, records maintained by the Depository and the institutions that are Depository participants.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

         Unless otherwise indicated in the Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

         The Subordinated Debt Securities will, to the extent set forth in the Subordinated Indenture, be subordinate in right of payment to the prior payment in full of all Senior Debt. (Section 15.1 of the Subordinated Indenture) In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of the Company, then and in any such event the holders of Senior Debt shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt, or provision shall be made for such payment in cash, before the Holders of Subordinated Debt Securities are entitled to receive any payment on account of principal of (or premium, if any) or interest on Subordinated Debt Securities, and to that end the holders of Senior Debt shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of Subordinated Debt Securities, which may be payable or deliverable in respect of the Subordinated Debt Securities in any such case, proceeding, dissolution, liquidation or other winding up event. (Section 15.2 of the Subordinated Indenture)

         By reason of such subordination, in the event of liquidation or insolvency, creditors of the Company may recover less, ratably, than Holders of Senior Debt and may recover more, ratably, than the Holders of the Subordinated Debt Securities.

         In the event of the acceleration of the maturity of any Subordinated Debt Securities, the Holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (and premium, if any) or interest on, the Subordinated Debt Securities. (Section 15.3 of the Subordinated Indenture)

         No payments on account of the principal of (and premium, if any) or interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Section 15.4 of the Subordinated Indenture) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of the Company) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security. (Section 15.14 of the Subordinated Indenture)

         The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of the Company. The Senior Debt Securities constitute Senior Debt under the Subordinated Indenture.

         "Senior Debt" is defined to include the principal of (and premium, if any) and interest (including interest accrued on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent that such claim for post-petition interest is allowed in such proceeding) on all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the Company's 5-1/4% Convertible Subordinated Debentures due 2003, the Securities and any other obligations specifically designated as being subordinate in right of payment to Senior Debt, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is for money borrowed or evidenced by bonds, debentures, notes or similar instruments and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation. (Section 1.1 of the Subordinated Indenture)

         The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of the Subordinated Debt Securities of a particular series.

CONVERSION OR EXCHANGE RIGHTS
         The terms on which Debt Securities of any series are convertible into or exchangeable for Common Stock will be set forth in the Prospectus Supplement relating thereto. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the Holder or at the option of the Company, and may include provisions pursuant to which the number of shares of Common Stock to be received by the Holders of Debt Securities would be subject to adjustment. (Section 3.1 and Article XIV)
CERTAIN COVENANTS

          Negative Pledge. The Senior Debt Indenture provides that the Company and any successor corporation will not, and will not permit any Subsidiary (as defined in such Indenture) to create, assume, incur or guarantee any indebtedness for borrowed money secured by a pledge, lien or other encumbrance (except for certain liens specifically permitted by such Indenture) on the Voting Securities (as defined in such Indenture) of Legg Mason Wood Walker without making effective provision whereby the Debt Securities issued under such Indenture will be secured equally and ratably with such secured indebtedness. (Senior Debt Indenture, Section 10.7)

         Unless otherwise specified in the Prospectus Supplement, the Indentures contain no other restrictive covenants or other provisions providing for a put or increased interest or otherwise, including any that would afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios and acquisitions and divestitures.

         Consolidation, Merger or Sale of Assets. The Company, without the consent of the Holders of any of the Outstanding Debt Securities under the applicable Indenture, may consolidate with or merge with or into, or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to, any Person which is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge with or into the Company or sell, lease, transfer or otherwise dispose of its assets substantially as an entirety to the Company, provided that, among other things, any successor Person assumes the Company's obligations on the Debt Securities and under the applicable Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 8.1)

EVENTS OF DEFAULT

         An Event of Default is defined under each Indenture with respect to Debt Securities or any series issued under such Indenture as being: (a) default in payment of any principal of the Debt Securities of such series, either at maturity (or upon any redemption), by declaration or otherwise; (b) default for 30 days in payment of any interest on any Debt Securities of such series; (c) default for 60 days after written notice in the observance or performance of any other covenant or agreement in the Debt Securities of such series or such Indenture other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than such series;
(d) certain events of bankruptcy, insolvency or reorganization involving the Company; (e) failure by the Company to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in each of the Indentures means obligations (other than non-recourse obligations or the Debt Securities of such series issued under such Indenture) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments ("Indebtedness") in an amount in excess of $10,000,000 and continuance of such failure for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the Holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; or (f) a default with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of $10,000,000 without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 30 days after written notice thereof to the Company by the Trustee, or to the Company and the Trustee by the Holders of not less than 25% in principal amount of such outstanding Debt Securities (treated as one class) issued under such Indenture; provided, however, that if any such failure, default or acceleration referred to in clause (e) or clause (f) above shall cease or be cured, waived, rescinded or annulled, then the Event of Default by reason thereof shall be deemed likewise to have been thereupon cured. (Section 5.1)

         Each Indenture provides that (a) if an Event of Default due to the default in payment of principal of, premium, if any, or interest on, any series of Debt Securities issued under such Indenture or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities issued under such Indenture shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of such Debt Securities of each affected series issued under such Indenture and then outstanding may then declare the principal of all Debt Securities of each such affected series and interest accrued thereon to be due and payable immediately; and (b) if an Event of Default due to a default in the performance of any other of the covenants or agreements in such Indenture applicable to all outstanding Debt Securities issued under such Indenture and then outstanding or due to certain events of bankruptcy, insolvency and reorganization of the Company shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of all Debt Securities issued under such Indenture and then outstanding (treated as one class) may declare the principal of all such Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on such Debt Securities) by the Holders of a majority in principal amount of the Debt Securities of all such affected series then outstanding. (Section 5.2)

         Each Indenture provides that no holder of Debt Securities issued under such Indenture may institute any action against the Company under such Indenture (except actions for payment of overdue principal or interest) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the Holders of a majority in principal amount of the Debt Securities of each affected series (treated as one class) issued under such Indenture and then outstanding. (Sections 5.9 and 5.12)

         Each Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists. (Section 10.8 of the Senior Indenture; Section 10.7 of the Subordinated Indenture)

DEFEASANCE AND DISCHARGE

         If so specified with respect to any particular series of Debt Securities, the Company may discharge its indebtedness and its obligations or certain of its obligations under the applicable Indenture with respect to such series by depositing funds or obligations issued or guaranteed by the United States of America with the Trustee. (Section 4.3)

         The Indentures provide that, if so specified with respect to the Debt Securities of any series, the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (including, in the case of Subordinated Debt Securities, the subordination provisions described under "Subordination of Subordinated Debt Securities" herein and, except for certain obligations relating to temporary Debt Securities and exchange of Debt Securities, registration of transfer or exchange of Debt Securities of such series, replacement of stolen, lost or mutilated Debt Securities of such series, maintenance of paying agencies to hold monies for payment in trust and payment of additional amounts, if any, required in consequence of United States withholding taxes imposed on payments to non-United States persons) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each installment of interest on, and any sinking fund payments on, the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. (Section 4.6) Such a trust may only be established if, among other things, (a) the Company has delivered to the applicable Trustee an Opinion of Counsel to the effect that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or (ii) since the date of the applicable Indenture there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (b) the Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge; and (c) in the case of the Subordinated Debt Securities, (x) no default in the payment of the principal of (and premium, if any) or any interest on any Senior Debt beyond any applicable grace period shall have occurred and be continuing, or (y) no other default with respect to any Senior Debt shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Debt. In the event of any such defeasance and discharge of Debt Securities of such series, Holders of Debt Securities of such series would be able to look only to such trust fund for payment of principal of and any premium and any interest on their Debt Securities until Maturity. (Section 4.6)

DEFEASANCE OF CERTAIN OBLIGATIONS

         The Indentures provide that, if so specified with respect to the Debt Securities of any series, the Company may omit to comply with any covenants applicable to such Debt Securities which are subject to covenant defeasance and any such omission shall not be an Event of Default with respect to the Debt Securities of such series, upon the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any), each installment of interest on and any sinking fund payments thereof on the Debt Securities of such series on the Stated Maturity of such payments or upon optional redemption and any mandatory sinking fund payments or analogous payments on the Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the applicable Indenture and the Debt Securities of such series. (Sections 4.5 and 4.6 ) The obligations of the Company under the applicable Indenture and the Debt Securities of such series other than with respect to such covenants shall remain in full force and effect. (Section 4.5) Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that (i) the Holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge of certain obligations and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred and (ii) the Debt Securities of such series, if then listed on any domestic or foreign securities exchange, will not be delisted as a result of such deposit, defeasance and discharge. (Section 4.6)

         In the event the Company exercises its option to omit compliance with the covenants described under "Covenants" above with respect to the Debt Securities of any series or in any Prospectus Supplement with respect to the Debt Securities of such series and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Default. The Company shall in any event remain liable for such payments as provided in the Indentures.

         The Trustee must deliver or pay to the Company from time to time, upon request of the Company, any amounts held by it with respect to any Securities which, in the opinion of a nationally recognized firm of independent public accountants, are in excess of the amount which would then be required to be deposited to effect a satisfaction, discharge or defeasance, as the case may be, with respect to such Securities.

MEETINGS, MODIFICATION AND WAIVER

         Each Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the Holders to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the Holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in such Indenture, (e) establish the forms or terms of Debt Securities of any series and (f) evidence the acceptance of appointment by a successor trustee. (Section 9.1)

         Modifications and amendments of the Indentures may also be made by the Company and the Trustee under the applicable Indenture with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities issued under the applicable Indenture and affected by such modification or amendment (voting as one class) unless a greater percentage of such principal amount is specified in the applicable Prospectus Supplement; provided, however, that no such modification or amendment may, without the consent of each Holder of each Outstanding Debt Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such Debt Security, (b) reduce the principal amount of (and premium, if any) or interest on, any such Debt Security, (c) change any obligation of the Company to pay additional amounts, (d) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the maturity thereof, (e) change the coin or currency in which any Debt Security or any premium or interest thereon is payable, (f) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security, (g) adversely change the right to convert or exchange, including decreasing the conversion rate or increasing the conversion price of, such Debt Security (if applicable), (h) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Debt Securities, (i) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults, (j) reduce the requirements contained in the applicable Indenture for quorum or voting, (k) change any obligations of the Company to maintain an office or agency in the places and for the purposes required by the Indentures, or (l) modify any of the above provisions. (Section 9.2)

         The Holders of at least a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of the Holders of all the Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the applicable Indenture and, if applicable, such Debt Securities, unless a greater percentage of such principal amount is specified in the applicable Prospectus Supplement. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series may, on behalf of all Holders of Debt Securities of that series and any coupons pertaining thereto, waive any past default under the applicable Indenture, except a default (a) in the payment of principal of (and premium, if any) or any interest on any Debt Security of such series, and
(b) in respect of a covenant or provision of the applicable Indenture and, if applicable, such Debt Securities, which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Section 5.13)

         The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder or are present at a meeting of Holders of Debt Securities for quorum purposes,
(i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the Maturity thereof, and (ii) the principal amount of a Debt Security denominated in a foreign currency or currency units shall be the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the principal amount of such Debt Security or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent, determined on the date of original issuance of such Debt Security, of the amount determined as provided in (i) above.

         The Indentures contain provisions for convening meetings of the Holders of Debt Securities of a series if Debt Securities of that series are issuable as Bearer Securities. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with "Notices" below. (Sections 13.1 and 13.2) Except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution with respect to any consent or waiver which may be given by the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of a majority in principal amount of the Outstanding Debt Securities of that series; and provided, further, that, except for any consent which must be given by the Holder of each Outstanding Debt Security affected thereby, as described above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in the principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution or with respect to a consent or a waiver which may be given by the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of a series, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of less or greater than a majority in principal amount of the Outstanding Debt Securities of a series then, with respect to such action (and only such action) the Holders entitled to vote such lesser or greater percentage in principal amount of the Outstanding Securities of such series shall constitute a quorum. (Section 13.4)

NOTICES

         Except as otherwise provided in the applicable Indenture, notices to Holders of Bearer Securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such Debt Securities. Notices to Holders of Registered Securities will be given by mail to the address of such Holders as they appear in the Security Register. (Section 1.6)

TITLE

         Title to any temporary global Debt Security, any Bearer Securities (including Bearer Securities in permanent global form) and any coupons appertaining thereto will pass by delivery. The Company, the Trustee and any agent of the Company or the Trustee may treat the bearer of any Bearer Security and the bearer of any coupon and the registered owner of any Registered Security as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes. (Section 3.8)

REPLACEMENT OF DEBT SECURITIES AND COUPONS

         Any mutilated Debt Security or a Debt Security with a mutilated coupon appertaining thereto will be replaced by the Company at the expense of the Holder upon surrender of such Debt Security to the Trustee. Debt Securities or coupons that became destroyed, stolen or lost will be replaced by the Company at the expense of the Holder upon delivery of the Trustee of the Debt Security and coupons or evidence of the destruction, loss or theft thereof satisfactory to the Company and the Trustee; in the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new Debt Security in exchange for the Debt Security to which such coupon appertains. In the case of a destroyed, lost or stolen Debt Security or coupon, an indemnity satisfactory to the Trustee and the Company may be required at the expense of the Holder of such Debt Security or coupon before a replacement Debt Security will be issued. (Section 3.6)

GOVERNING LAW

         The Indentures, the Debt Securities and the coupons will be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. (Section 1.13)

REGARDING THE TRUSTEE

         The Indentures contain limitations on the right of a Trustee, as a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. (Section 6.11) In addition, a Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under one of the Indentures it is a creditor of the Company. (Section 6.9) The Company and its subsidiaries may from time to time maintain deposit accounts and credit facilities and conduct its banking transactions with a Trustee in the ordinary course of business. (Section 6.4) In addition, The Bank of New York, which may act as a Trustee under the Indentures, acts as trustee under an indenture, dated as of May 1, 1993, related to the Company's 5 1/4% Convertible Subordinated Debentures due 2003.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.10 per share, and 4,000,000 shares of Preferred Stock, par value $10.00 per share. As of December 31, 1995, there were 14,006,872 shares of Common Stock and no shares of Preferred Stock outstanding. Prior to the issuance of Convertible Debt Securities under the Indentures, the Company may need to increase its authorized Common Stock, which would require the approval of its stockholders.

COMMON STOCK

         Holders of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders, to receive dividends out of funds legally available for distribution when and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of liquidation, dissolution or winding up of the Company, after provisions for distributions to the holders of any Preferred Stock.

         The Company may not pay any dividend (other than in shares of Common Stock) or make any distributions of assets on shares of Common Stock until cumulative dividends on any Preferred Stock then outstanding have been paid.

         Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares which may be issued upon conversion of the Convertible Debt Securities will be, when issued, fully paid and nonassessable.

         The holders of the Common Stock do not have cumulative voting rights, which means that holders of more than half of the shares can elect all of the directors and holders of the remaining shares will not be able to elect any directors. The Company's By-laws provide for a classified board of directors consisting of three classes with staggered three-year terms.

TRANSFER AGENT

         The transfer agent and registrar for the Company's Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

PREFERRED STOCK

         The Company's Articles authorize the Board of Directors to issue shares of Preferred Stock, par value $10.00 per share, and to fix the terms (including voting rights, dividends, redemption and conversion provisions, if any, and rights upon liquidation) of any shares issued. Outstanding shares of Preferred Stock which are redeemed or are converted to Common Stock are restored to the status of authorized and unissued shares of Preferred Stock issuable in series by the Board of Directors of the Company. There are presently no shares of Preferred Stock outstanding.

         The Board of Directors has the authority, under the Company's Articles of Incorporation, to classify or reclassify any unissued Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

TWO-TIER BUSINESS COMBINATION PROVISIONS

         Maryland law requires the affirmative vote of at least a majority of all of the outstanding shares entitled to vote to approve a merger, consolidation, share exchange or disposition of all or substantially all of the Company's assets. The Company's Articles require the affirmative vote of not less than 70% of the then outstanding voting shares of the Company to approve any "business combination" of the Company with any "Related Person" unless certain conditions have been met. In addition, the 70% vote must include the affirmative vote of at least 55% of the outstanding shares of voting stock held by stockholders other than the Related Person. Accordingly, the actual vote required to approve the business combination may be greater than the 70%, depending upon the number of shares controlled by the Related Person. A Related Person is defined to include any person or entity which is, directly or indirectly, the beneficial owner of 15% or more of the outstanding shares of the Company's voting stock, including any affiliate or associate of such person or entity. The term "business combination" is defined to include a wide variety of transactions between the Company and a Related Person, including a merger, consolidation, share exchange or sale of assets having a fair market value greater than 10% of the book value of the Company's consolidated assets.

         However, if the Related Person pays a "fair price" to the Company's stockholders in the transaction, the 70% requirement would not be applicable and the proposed business combination could be approved by a simple majority of the stockholders unless otherwise required by Maryland law, provided that such affirmative vote includes at least 55% of the voting stock held by persons other than the Related Person. Under the Articles, the "fair price" must be at least equal to the greater of the highest price paid or agreed to be paid by the Related Person to purchase shares of the Company's Common Stock, or the highest market price of the Common Stock, in each case during the 24-month period prior to the taking of such vote, or the per share book value of the Common Stock at the end of the calendar quarter immediately preceding the taking of such vote. In addition, the "fair price" consideration to be received by the Company's stockholders must be of the same form and kind as the most favorable form and kind of consideration paid by the Related Person in acquiring any of its shares of Common Stock of the Company.

         The special voting provisions are not applicable to a business combination authorized by the Board of Directors by a vote which includes a majority of the "Disinterested Directors" of the Company. A Disinterested Director is defined to include any member of the Board of Directors who is not the Related Person (or an affiliate or associate of the Related Person) and who was a Director prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director who is not the Related Person (or an affiliate or associate of the Related Person) and who is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors then on the Board.

         These special voting provisions may not be amended, altered, changed or repealed except by the affirmative vote of at least 70% of the shares of stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, and at least 55% of the outstanding shares of stock entitled to vote thereon held by stockholders who are not Related Persons, unless such proposal shall have been proposed by the Board of Directors by a vote which includes a majority of the Disinterested Directors.

         The business combination provisions under the Company's charter could have the effect of delaying, deterring or preventing a change in control of the Company. Any possible change in control could also be affected by the applicability of certain Maryland anti-takeover statutes dealing with business combinations and acquisitions of controlling blocks of shares, as well as by the Company's classified board of director provisions.

                  LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

         In compliance with United States federal tax laws and regulations, Bearer Securities (including Debt Securities that are exchangeable for Bearer Securities and Debt Securities in permanent global form that are either Bearer Securities or exchangeable for Bearer Securities) may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D) including offers and sales to offices located outside the United States of United States financial institutions (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) which agree in writing to comply with the requirements of
Section 165(j)(3)(A), (B) or (C) of the Code, as defined below, and the regulations thereunder, and any underwriters, agents and dealers participating in the offering of Debt Securities must agree in writing that they will not offer, sell or resell any Bearer Securities to persons within the United States or to United States persons (except as described above) nor deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must represent in writing that they have in effect, in connection with the offer and sale of the Debt Securities, procedures reasonably designed to ensure that their employees or agents who are directly engaged in selling the Debt Securities are aware that Bearer Securities cannot be offered or sold to a person who is within the United States or is a United States person except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D). Furthermore, the owner of the obligation (or the financial institution or clearing organization through which the owner holds the obligation) must certify to the Company that the owner is not a United States person. Bearer Securities and any coupons attached thereto will bear the following legend: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the United States Internal Revenue Code." Purchasers of Bearer Securities may be affected by certain limitations under United States tax laws.

         As used herein, "United States person" means (i) an individual who is, for United States Federal income tax purposes, a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust the income of which is subject to United States Federal income taxation regardless of its source, and "United States" means the United States of America (including the States and the District of Columbia), its territories and its possessions.


                                 ERISA MATTERS

                 The Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended (the "Code") impose certain restrictions on (1) "employee benefit plans" (as defined in Section 3(3) of ERISA), (2) "plans" described in Section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (3) entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each of (a), (b) and (c) a "Plan") and (4) persons who have certain specified relationships to Plans ("parties in interest" under ERISA and "disqualified persons" under the Code).

ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and both ERISA and the Code prohibit certain transactions between a Plan and parties in interest or disqualified persons.

                 Because of its activities or the activities of its affiliates, the Company may be deemed to be a party in interest or disqualified person with respect to a number of Plans, e.g., those to which it provides brokerage, investment or other financial services. If the Securities are acquired and held by a Plan with respect to which the Company is a party in interest or disqualified person, such acquisition and holding could be deemed to be a direct or indirect prohibited transaction, which could result in the imposition of taxes or penalties on the parties to the prohibited transaction.

                 Such transactions may, however, be exempt from the otherwise applicable taxes and penalties by reason of one or more statutory or administrative exemptions such as those described below. Such administrative exemptions may include Prohibited Transaction Class Exemption ("PTE") 95-60, 60 FR 35925, July 12, 1995, which exempts certain transactions involving insurance company general accounts; PTE 90-1, 55 FR 2891, January 29, 1990, which exempts certain transactions involving insurance company pooled separate accounts; PTE 91-38, 56 FR 31966, June 12, 1991, which exempts certain transactions involving bank collective investment funds; and PTE 84-14, 49 FR 9494, March 13, 1984, which exempts certain transactions entered into on behalf of a Plan by a qualified professional asset manager. If the conditions of one or more of these exemptions (or some other applicable exemption) are met, the acquisition and holding of the Securities by or on behalf of a Plan should be exempt from certain of the prohibited transaction provisions of ERISA and the Code. It should be noted, however, that even if such conditions are met, the scope of relief provided by such exemptions may not necessarily cover all acts that might be construed as prohibited transactions under ERISA and the Code.

                 Further, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment; whether the investment constitutes a direct or indirect transaction with a party in interest or disqualified person; the composition of the Plan's portfolio with respect to diversification by type of asset; the Plan's funding objectives; the tax effects of the investment; and whether under the general fiduciary standards of investment procedure and diversification an investment in the Securities is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan's investment portfolio and all other appropriate factors.

                 Prior to making an investment in the Securities, a Plan investor must determine whether the Company is a party in interest or disqualified person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above, and whether the investment is otherwise a permissible and appropriate investment for the Plan. Prospective investors should consult with their legal and other advisors concerning the impact of ERISA and the Code and the potential consequences of such investment with respect to their specific circumstances.


                              PLAN OF DISTRIBUTION

         The Company may sell Securities to or through underwriters or dealers, which may include Legg Mason Wood Walker, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, directly to other purchasers, or through agents. The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents, the price of the offered Securities and the net proceeds to the Company from such sale, any underwriting discounts or other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Securities may be listed.

         If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public price or at varying prices determined at the time of sale. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters or agents to purchase the Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

         If a dealer is utilized in the sale of any Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

         Securities may be sold directly by the Company to one or more institutional purchasers, or through agents designated by the Company from time to time, at a fixed price, or prices, which may be changed, or at varying prices determined at time of sale. Any agent involved in the offer or sale of the Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

         In connection with the sale of the Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters, agents, and dealers participating in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Each underwriter, dealer and agent participating in the distribution of any Debt Securities which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, Debt Securities in bearer form in the United States or to United States persons except as otherwise permitted by Treasury Regulation Section 1.163-5(c)(2)(i)(D). See "Limitations on Issuance of Bearer Securities."

         Each underwriter, dealer and agent participating in the distribution of any Securities will agree that (a) it will not offer or sell any Securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995,
(b) it will comply with all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom and (c) it will only issue or pass on in the United Kingdom any document in connection with the issue of the Securities to a person who is of a kind described in Article 8 of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No.
2) Order 1995 of Great Britian or is a person to whom the document may otherwise lawfully be issued or passed on.

         Each series of Securities will be a new issue with no established trading market. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Securities.

         Agents, dealers, and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Underwriters, dealers, or agents and their associates may be customers of, engage in transactions with and perform services for, the Company in the ordinary course of business.

                 Legg Mason Wood Walker, a member of the National Association of Securities Dealers, Inc. (the "NASD") and an affiliate of the Company, may participate in distributions of the Securities. Accordingly, each offering of Debt Securities and any market-making activities by Legg Mason Wood Walker with respect to Securities will be conducted in compliance with the requirements of Schedule E of the By-Laws of the NASD regarding a NASD member firm's distributing the securities of an affiliate. Following the initial distribution of any Securities, Legg Mason Wood Walker may offer and sell Debt Securities in the course of its business as a broker-dealer. Legg Mason Wood Walker may act as principal or agent in such transactions. This Prospectus may be used by Legg Mason Wood Walker in connection with such transactions. Such sales, if any, will be made at varying prices related to prevailing market prices at the time of sale or otherwise. Legg Mason Wood Walker is not obligated to make a market in any Securities and may discontinue any market-making activities at any time without notice.

                                 LEGAL MATTERS

         The validity of the Securities offered hereby will be passed upon for the Company by Rogers & Wells, New York, New York, and certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, New York, New York, each of whom will rely on the opinion of Theodore S. Kaplan, Esq., the Company's General Counsel, as to all matters of Maryland law. Mr. Kaplan beneficially owns, or has rights to acquire under an employee benefit plan of the Company, less than one percent of the Common Stock of the Company.


                                    EXPERTS

         The consolidated statements of financial condition as of March 31, 1995 and 1994 and the consolidated statements of earnings, cash flows, and stockholders' equity for each of the three years in the period ended March 31, 1995, and the consolidated financial statement schedules listed in Item 14(a)(1) and (2) of the 1995 Form 10-K incorporated by reference in this Prospectus from the 1995 Form 10-K, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses to be borne by the Company in connection with the offerings described in this Registration Statement. All such expenses other than the Securities and Exchange Commission registration fee and National Association of Securities Dealers, Inc. filing fee are estimates.

         Securities and Exchange Commission Registration Fee  . . . . . . . . .      $ 51,724
         National Association of Securities Dealers, Inc. Filing Fee  . . . . .        15,500
         Trustees' Fees and Expenses  . . . . . . . . . . . . . . . . . . . . .        15,000
         Printing and Engraving Fees and Expenses . . . . . . . . . . . . . . .        20,000
         Accounting Fees and Expenses . . . . . . . . . . . . . . . . . . . . .        15,000
         Blue Sky Fees and Expenses . . . . . . . . . . . . . . . . . . . . . .        20,000
         Legal Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35,000
         Rating Agency Fees . . . . . . . . . . . . . . . . . . . . . . . . . .        90,000
         Miscellaneous (including Listing
             Fees, if applicable) . . . . . . . . . . . . . . . . . . . . . . .        37,776
                                                                                     --------
                    Total . . . . . . . . . . . . . . . . . . . . . . . . . . .      $300,000
                                                                                     ========


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant's By-laws provide for indemnification of any person who is serving or has served as a director or officer of the Registrant, against all liabilities and expenses incurred in connection with any action, suit or proceeding arising out of such service to the full extent permitted under Maryland law.

         Section 2-418 of the Maryland General Corporation Law establishes provisions whereby a Maryland corporation may indemnify any director or officer made a party to an action or proceeding by reason of service in that capacity, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such action or proceeding unless it is proved that the director or officer (i) acted in bad faith or with active and deliberate dishonesty, (ii) actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, had reasonable cause to believe that his act was unlawful. However, if the proceeding is a derivative suit in favor of the corporation, indemnification may not be made if the individual is adjudged to be liable to the corporation. In no case may indemnification be made until a determination has been reached that the director or officer has met the applicable standard of conduct. Indemnification for reasonable expenses is mandatory if the director or officer has been successful on the merits or otherwise in the defense of any action or proceeding covered by the indemnification statute. The statute also provides for indemnification of directors and officers by court order. The indemnification provided or authorized in the indemnification statute does not preclude a corporation from extending other rights (indemnification or otherwise) to directors and officers.

         The Registrant's officers and directors are insured against certain liabilities under a policy maintained by the Registrant with aggregate coverage of $10,000,000.

ITEM 16.  EXHIBITS

         The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.


Exhibit
Number                            Description of Exhibit
------                            ----------------------

 1 The Form of Underwriting Agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

*4(a) Form of Indenture for Senior Debt Securities between Legg Mason, Inc. and The Bank of New York, as Trustee.

*4(b) Form of Indenture for Subordinated Debt Securities between Legg Mason, Inc. and The Bank of New York, as Trustee.

 4(c) The form or forms of Securities with respect to each particular series of Securities registered hereunder will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

*5.1             Opinion of Rogers & Wells.


*5.2             Opinion of Theodore S. Kaplan, Esq.


*12 Statements re: Computation of Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends.


*23(a)           Consent of Coopers & Lybrand L.L.P., Independent Public
                 Accountants.


*23(b)           Consent of Rogers & Wells (included in Exhibit 5.1).


*23(c)           Consent of Theodore S. Kaplan, Esq. (included in Exhibit 5.2)


*24              Powers of Attorneys.

*25(a) The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee for the Senior Indenture.

*25(b) The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee for the Subordinated Indenture.


*99(a)           The Form of Prospectus Supplement.


        ____________________
        *  Previously filed.
ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes that (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on February 5, 1996.



                                        LEGG MASON, INC.
                                        (Registrant)



                                        By/s/ Raymond A. Mason
                                          ------------------------------------
                                        Name:   Raymond A. Mason
                                        Title:  Chairman of the Board,
                                                President and Chief Executive
                                                Officer

          Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to registration statement has been signed by the following persons in the capacities and on the dates indicated.


            Signatures                                   Title                            Date
            ----------                                   -----                            ----
 /s/ Raymond A. Mason                      Chairman of the Board, President,         February 5, 1996
----------------------------------         Chief Executive Officer and
Raymond A. Mason                           Director (Principal Executive
                                           Officer)

 /s/ F. Barry Bilson             *         Vice President-Finance (Principal         February 5, 1996
----------------------------------         Financial Officer)
F. Barry Bilson

 /s/ Eileen M. O'Rourke          *         Controller (Principal Accounting          February 5, 1996
----------------------------------         Officer)
Eileen M. O'Rourke

 /s/ James W. Brinkley           *         Director                                  February 5, 1996
----------------------------------
James W. Brinkley

 /s/ Edmund J. Cashman, Jr.     *          Director                                  February 5, 1996
----------------------------------
Edmund J. Cashman, Jr.

 /s/ John F. Curley, Jr.         *         Director                                  February 5, 1996
----------------------------------
John F. Curley, Jr.

 /s/ Harry M. Ford, Jr.          *         Director                                  February 5, 1996
----------------------------------
Harry M. Ford, Jr.

 /s/ Nicholas J. St. George      *         Director                                  February 5, 1996
----------------------------------
Nicholas J. St. George

 /s/ Charles A. Bacigalupo       *        Director                                   February 5, 1996
----------------------------------
Charles A. Bacigalupo

 /s/ Richard J. Himelfarb        *        Director                                   February 5, 1996
----------------------------------
Richard J. Himelfarb

 /s/ James E. Ukrop              *        Director                                   February 5, 1996
----------------------------------
James E. Ukrop

 /s/ John B. Levert, Jr.         *         Director                                  February 5, 1996
----------------------------------
John B. Levert, Jr.

 /s/ Harold L. Adams             *         Director                                  February 5, 1996
----------------------------------
Harold L. Adams

 /s/ John E. Koerner, III        *         Director                                  February 5, 1996
----------------------------------
John E. Koerner, III

 /s/ Roger W. Schipke            *         Director                                  February 5, 1996
----------------------------------
Roger W. Schipke

 /s/ W. Curtis Livingston        *         Director                                  February 5, 1996
----------------------------------
W. Curtis Livingston

 /s/ Edward I. O'Brien           *         Director                                  February 5, 1996
----------------------------------
Edward I. O'Brien

 /s/ Peter F. O'Malley           *         Director                                  February 5, 1996
----------------------------------
Peter F. O'Malley

 /s/ Margaret DeB. Tutwiler      *         Director                                  February 5, 1996
----------------------------------
Margaret DeB. Tutwiler

 /s/ William Wirth               *         Director                                  February 5, 1996
----------------------------------
William Wirth



_______________________
* Raymond A. Mason. by signing his name hereto, does hereby sign this amendment no. 2 to registration statment on behalf of each of the directors and officers of the Registrant after whose typed names asterisks appear pursuant to powers of attorney duly executed by such directors and officers and filed with the Securities and Exchange Commission as exhibits to this registration statement.


                                        By:  /s/ Raymond A. Mason
                                            ----------------------------
                                                 Raymond A. Mason
                                                 Attorney -in-fact

Exhibit
Number                            Description of Exhibit
------                            ----------------------

 1 The Form of Underwriting Agreement will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

*4(a) Form of Indenture for Senior Debt Securities between Legg Mason, Inc. and The Bank of New York, as Trustee.

*4(b) Form of Indenture for Subordinated Debt Securities between Legg Mason, Inc. and The Bank of New York, as Trustee.

 4(c) The form or forms of Securities with respect to each particular series of Securities registered hereunder will be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

*5.1             Opinion of Rogers & Wells.


*5.2             Opinion of Theodore S. Kaplan, Esq.


*12 Statements re: Computation of Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends.


*23(a)           Consent of Coopers & Lybrand L.L.P., Independent Public
                 Accountants.


*23(b)           Consent of Rogers & Wells (included in Exhibit 5.1).


*23(c)           Consent of Theodore S. Kaplan, Esq. (included in Exhibit 5.2)


*24              Powers of Attorneys.

*25(a) The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee for the Senior Indenture.

*25(b) The Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee for the Subordinated Indenture.


*99(a)           The Form of Prospectus Supplement.


        ____________________
        *  Previously filed.